EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated May 3, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment effective January 1, 2006), relating to the financial statements of Identity Rehab Corporation (a Development Stage Enterprise) and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado
August 14, 2007